EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Network-1 Commences Second Patent Litigation
against Google and YouTube

New York, December 4, 2014–Network-1 Technologies, Inc.  (NYSE MKT: NTIP) announced today it has initiated its second patent litigation against Google and YouTube in the United States District Court for the Southern District of New York for infringement of its newly issued patent relating to the identification and tagging of media content.

The patent being asserted is U.S. Patent No. 8,904,464 (“Method for Tagging An Electronic Media Work To Perform An Action”).  The lawsuit alleges that Google and YouTube have infringed and continue to infringe by making, using, selling and offering to sell unlicensed systems and products and services related thereto, which include YouTube’s Content ID system.

The patent being asserted is part of the patent portfolio covering advanced technologies relating to the identification of media content (the “Portfolio”) acquired in 2013 by Network-1 from Dr. Ingemar Cox, a recognized technology leader in digital watermarking, content identification, digital rights management, and related technologies.  Since the acquisition of the Portfolio, Network-1, with the assistance of Dr. Cox, has filed seven additional patent applications (four of which have been issued and three of which are pending) relating to the original specification and anticipates further issuances of additional claims from this Portfolio.

Dr. Cox is currently a Professor at the University of Copenhagen and at the University College London where he is Head of its Media Futures Group.  In connection with the acquisition of the Portfolio, Dr. Cox provides consulting services to Network-1 with respect to the acquired patents and the related pending and future patent applications and assists in Network-1’s efforts to develop the Portfolio.

ABOUT NETWORK-1 TECHNOLOGIES INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns twenty-two (24) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content.

Network-1’s current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize two patent portfolios (the Cox and Mirror Worlds patent portfolios) acquired by Network-1 in 2013.  Network-1’s acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1’s business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1’s Post Effective Amendment No. 2 to Form S-1 Registration Statement filed with the Securities and Exchange Commission on September 30, 2014 including, among others, the continued validity of Network-1’s Remote Power Patent, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from the Mirror Worlds Patent Portfolio and the Cox Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies Inc.
(212) 829-5770